Exhibit 5.1

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Global Sources Ltd. Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda

3 November 2008
Dear Sirs

Global Sources Ltd. (the “Company”)

This opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission, Washington D.C. 20549 of a Registration Statement on Form F-3 to which this is an exhibit (the “Registration Statement”), with respect to any of the following securities of the Company (the "Securities") of the Company: (i) Common Shares (the "Common Shares"), (ii) Preference Shares (the "Preference Shares"), (iii) unsecured senior debt securities (the "Senior Debt Securities"), (iv) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (v) warrants to purchase Common Shares (the "Common Shares Warrants"), (vi) warrants to purchase Debt Securities (the "Debt Warrants") and (vii) Common Share Purchase Contracts or Common Share Purchase Units (the "Share Purchase Contracts" and the "Share Purchase Units", respectively), to be issued from time to time under the Securities Act of 1933, as amended, of the United States, (the “Securities Act”) for an aggregate initial offering price not to exceed US$300,000,000.  The documents include:

(i)	Registration Statement;

(ii)	Senior Indenture; and

(iii)	Subordinated Indenture;

Items (ii) and (iii) may sometimes be referred to as the “Subject Agreements”.  For the purposes of this opinion we have examined and relied upon the documents listed above and those listed,

and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.  Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)
the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)
that the Subject Agreements, when executed will constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)
that the Subject Agreements, when executed, will have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(h)
that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(i)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the courts of New York and in accordance with the laws of New York;

(j)
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)
that the Company Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(l)
that the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(m)
that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to authorise the Registration Statement and effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(n)
that no person has any express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(o)
that when the Company enters into its obligations under the Subject Agreements, it will do so in good faith for the purpose of carrying on its business and that, when it does so, there will be reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

(p)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another; and

(q)
that the form of the Subject Agreements and Registration Statement which we have examined for the purposes of this opinion do not differ in any material respect from those approved by the Board of Directors pursuant to the Resolutions, and that, when filed (in respect of the Registration Statement) or executed and delivered (in resepect of the Subject Agreements), the Registration Statement and the Subject Agreements will be in a form which does not differ in any material respect from the forms which we have examined for the purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)
The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda.  The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)
Any Common Shares and any Preference Shares, when issued, as described in the prospectus that forms part of the Registration Statement, provided that such issue is made subject to and in accordance with the Constitutional Documents of the Company and in accordance with Bermuda law, will be validly issued, fully paid and non-assessable.

(3)
The Senior Debt Securities and Subordinated Debt Securities, when issued as described   in accordance with the terms of the applicable Subject Agreements will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

(4)
Upon the issuance of the Common Share Warrants, Debt Warrants, Share Purchase Contracts and Share Purchase Units and the payment of the consideration for same, such Common Share Warrants, Debt Warrants, Share Purchase Contracts and Share Purchase Units will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

(5)
 A final and conclusive judgment of a foreign court against the Company based upon the Subject Agreements (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act 1958 applies, and it does not apply to the courts of New York) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the foreign court’s judgment.  A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:

(i)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(ii)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

No stamp duty or similar or other tax or duty is payable in Bermuda on the enforcement of a foreign judgment.  Court fees will be payable in connection with proceedings for enforcement.

(6)	Based solely upon the Company Search and the Litigation Search:

(i)	no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against the Company; and

(ii)
no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given.  No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

Reservations

We have the following reservations:

(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)
We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Subject Agreements.  In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c)
Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(d)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e)
We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f)
Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of

Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)
Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(i)
Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(j)
We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable.  Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained.  If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages.  Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment.  If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(k)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(l)
A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(m)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)
details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)
details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)
whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)
whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(n)
In order to issue this opinion we have carried out the Company Search as referred to in the First Schedule of this opinion and have not enquired as to whether there has been any change since the date of such search.

(o)
In order to issue this opinion we have carried out the Litigation Search as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(p)
In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies indicating only that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

(q)
Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you in connection with the registration of  Securities with the Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

We also consent to the reference to our Firm under the captions [“Legal Matters”] and [“Bermuda Tax Consequences”] in the Registration Statement.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.  Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/ s/ Appleby

SCHEDULE

1.
The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 3 November 2008 (the “Company Search”).

2.
The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 3 November 2008 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the “Constitutional Documents”).

4.	Certified extract of the unanimous written resolutions of the Directors certified to be effective 29 October 2008 (the “Resolutions”).

5.	A certified copy of the “Foreign Exchange Letter” issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the “Tax Assurance” issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance, dated 29 October 2008 issued by the Registrar of Companies in respect of the Company.

8.	Scanned copy of a draft Registration Statement.

9.	Scanned copy of form of senior indenture (“Senior Indenture”).

10.	Scanned copy of form of subordinated indenture (“Subordinated Indenture”).